Exhibit 10.13

LEASE

BETWEEN WOODWARD, LLC

and

ACCURIDE CORPORATION

OFFICE CIRCLE OF

BURKHARDT CROSSING

EVANSVILLE, INDIANA

TABLE OF CONTENTS

1.01: MONTHLY RENTAL AMOUNTS AND CONDITIONS PRECEDENT:

2.01: TERM

3.01: USE, COMPLIANCE WITH LAWS, SIGNS

4.01: SURRENDER AND HOLDOVER

5.01: ASSIGNMENT AND SUBLETTING

6.01: ALTERATION OF LEASED PREMISES

7.01: HAZARDOUS MATERIAL

8.01: MAINTENANCE OF LEASED PREMISES

9.01: DESTRUCTION

10.01: CONDEMNATION

11.01: LIENS

12.01: EVENTS OF DEFAULT BY TENANT

13.01: LANDLORD’S REMEDIES

14.01: EVENTS OF DEFAULT BY LANDLORD

15.01: TENANT’S REMEDIES

16.01: ATTORNEY’S FEES

17.01: ACCESS BY LANDLORD TO LEASED PREMISES

18.01: QUIET ENJOYMENT

19.01: EXCULPATION

20.01: GENERAL AGREEMENT OF PARTIES

22.01: NOTICES:

23.01: UTILITIES

24.01: TAXES AND INSURANCE

25.01: RENEWAL OF LEASE

26.01: INDEMNITY OF LANDLORD

27.01: INDEMNITY OF TENANT

28.01: LIABILITY INSURANCE

29.01: BILLBOARD REMOVAL AND RESTRICTIVE COVENANTS

30.01: CONSTRUCTION OF LEASED PREMISES

31.01: EXPANSION OF PREMISES

32.01: APPLICABLE LAW

33.01: OPTION TO PURCHASE

34.01: ARBITRATION

35.01: RECORDING

36.01: TITLE INSURANCE

37.01: FORCE MAJEURE

37.01: MISCELLANEOUS

EXHIBIT “A” LEGAL DESCRIPTION	ATTACHED

EXHIBIT “B” DRAWING OF BUILDING AND SITE PLAN	ATTACHED

EXHIBIT “C” WORK LETTER AGREEMENT	ATTACHED

EXHIBIT “D” PURCHASE OPTION TERMS	ATTACHED

LEASE

THIS LEASE, entered into between Woodward, LLC. hereinafter referred to as “LANDLORD” and Accuride Corporation hereinafter referred to as “TENANT”.

WITNESSETH THAT LANDLORD and TENANT, in consideration of their mutual undertakings, agree as follows:

LANDLORD hereby leases to TENANT and TENANT hereby leases from LANDLORD Lots 10, 11 and 12 situated on the real estate described in the attached Exhibit “A” which is made a part hereof, including the two-story building and other improvements described hereinbelow, commonly referred to as a 34,000 square foot Class A office building located on 4.6 acres of land on Office Circle of Burkhardt Crossing fronting I-164 and depicted in the attached Exhibit “B” drawing of building and site plan which are made a part hereof (collectively hereinafter the “Leased Premises”)

TENANT without demand or notice shall pay during the term of this Lease, a monthly rental as described in a Lease entered between the parties of even date herewith, all upon the following covenants, terms and conditions:

1.01:  MONTHLY RENTAL AMOUNTS AND CONDITIONS PRECEDENT:

Months 1 thru 60:

The monthly rental amount shall be Thirty Seven Thousand Five Hundred Forty-One and 60/100ths Dollars ($37,541.60) per month, representing an annual rate of Thirteen and 25/100ths Dollars ($13.25) per square foot.

Months 61 thru 120:

The monthly rental amount shall be Forty-One Thousand Three Hundred Ten and 00/100ths Dollars ($41,310.00) per month, representing an annual rate of Fourteen and 58/100ths Dollars ($14.58) per square foot.

1.02:  The parties agree that the actual square footage of the Leased Premises shall be determined by mutual written agreement of LANDLORD and TENANT as the plans for the initial construction, and any expansion option exercised hereunder, are finalized between LANDLORD and TENANT and their respective architectural and construction consultants, pursuant to the Work Letter Agreement attached hereto and made a part hereof.  The rent set forth above shall be adjusted according to the square foot rental rates described above applied to said actual square footage of the Leased Premises as so determined, using center-of-wall to center-of-wall measurements, excluding mechanical shafts and stair wells.

1.03:  The LANDLORD represents and warrants it has an option to purchase the land underlying the Leased Premises from Webb Development, LLC, and LANDLORD shall promptly exercise and close on said option following the exercise of this Lease on or before December 1, 1998.

1.04:  The LANDLORD agrees that LANDLORD shall cause restrictive covenants running with the title of such adjoining tracts of land as set forth under paragraph 29.01 et seq., to the acceptance of TENANT’S legal counsel and TENANT’S title insurance underwriter on or before December 1, 1998.

2.01:  TERM: The term of this Lease shall commence on the later of November 1, 1999, or the date that the Leased Premises are completely build-out by LANDLORD and ready for the TENANT’s possession. The term of this Lease shall expire on the later of October 31, 2009 at 11:59 p.m., or the date ten (10) years from the commencement of this Lease, subject to renewal as provided hereinbelow.

3.01:  USE, COMPLIANCE WITH LAWS, SIGNS: TENANT shall keep the Leased Premises in a clean and orderly condition and shall conduct business there therefrom in a careful and safe manner. TENANT shall not use the Leased Premises or maintain them in any manner constituting a violation of any ordinance, statute, regulation, or order of any governmental authority, including without limitation zoning ordinances, nor shall TENANT maintain, permit or suffer any nuisance to occur or exist on the Leased Premises. Notwithstanding anything herein to the contrary, LANDLORD covenants and warrants upon the commencement of the term of this Lease that the zoning of the Leased Premises is proper and in full compliance with city, county and state ordinances, statutes, regulations or other laws or orders of any governmental authority for use as an office building as set forth herein, including but not limited to compliance with all set-backs, parking and signage requirements or standards set forth under any such land use and zoning laws.

3.02:  TENANT shall not affix to or upon the exterior of the Leased Premises, or any place on the Leased Premises any sign, insignia, or decoration without the prior written consent of LANDLORD, which consent shall not be unreasonably withheld. TENANT acknowledges receipt of a copy of the Conditions, Covenants, and Restrictions on record for the sub division in which this property is located.

4.01:  SURRENDER AND HOLDOVER: Upon the expiration or sooner termination of this Lease, TENANT shall surrender to LANDLORD the Leased Premises, together with all other property affixed to the Leased Premises, (except trade fixtures) broom clean and in the same order and condition in which TENANT received them, the effects of ordinary wear and acts of God, excepted.

4.02:  Unless an event of default as hereinafter defined has occurred and remains uncured, TENANT shall prior to the expiration of the term remove all of TENANT’s furniture, belongings and personal property from the Leased Premises. Any damage to the Leased Premises caused by such removal shall be repaired by TENANT prior to the expiration of the term.

4.03:  At LANDLORD’s option, If TENANT fails to remove such furniture, belongings, trade fixtures, and personal property, then upon thirty (30) days advance written notice, the same shall be deemed the property of LANDLORD.

4.04:  If TENANT shall remain in possession of all or any part of the Leased Premises after the expiration of the term of this Lease, with the consent of the LANDLORD, then the TENANT shall be a lessee from month to month at a Lease rate one and one half times the rate immediately prior to the Lease expiration, and subject to all of the other applicable covenants, terms and conditions hereof.

5.01:  ASSIGNMENT AND SUBLETTING: TENANT shall not assign, mortgage, encumber, or transfer this Lease in whole or in part, or sublet the Leased Premises or any part thereof, nor grant a license or concession in connection therewith, without the prior written consent of LANDLORD, which consent shall not be unreasonably withheld. Should LANDLORD allow TENANT to sublet, TENANT shall continue to be held responsible for the terms and conditions of this Lease. This prohibition shall include any act which has the effect of an assignment or transfer and occurs by operation of law.

5.02: Notwithstanding anything herein to the contrary, provided the TENANT is not in default under this Lease, TENANT may assign or sublease part or all of the Leased Premises without LANDLORD’s consent to any entity which at the time of such assignment or sublease has a net worth of equal or greater than the TENANT’s net worth as of the date of December 31, 1997. “Net worth” as used herein shall mean the value of such entity’s total assets less its liabilities from its last quarterly financial statement as prepared by its accountants.

In the event of such permitted assignment or sublease without LANDLORD’s consent, LANDLORD agrees to provide a written estoppel certification in form and substance reasonably satisfactory to the assignee or subtenants that (i) this Lease is in full force and effect; (ii) the amount of rent such an assignee or subtenant shall be obligated to pay hereunder; and (iii) LANDLORD shall not disturb such assignee or subtenant’s right to lease and occupy the Leased Premises, subsequent to such assignment or subletting. Whereupon such assignee or subtenant agrees to perform all such obligations under this Lease, the TENANT shall thereupon be automatically fully released from the terms of this Lease.

6.01: ALTERATION OF LEASED PREMISES: Except as provided in the Work Letter Agreement which is attached and made a part hereof, TENANT shall not cause or permit any alterations, additions or changes of or upon any part of the Leased Premises without first obtaining the written consent of LANDLORD, which shall not be unreasonably withheld.

6.02: All alterations, additions or changes to the Leased Premises shall be made in accordance with all applicable laws and shall immediately upon completion become the property of LANDLORD.

7.01: HAZARDOUS MATERIAL: TENANT shall not cause or permit any Hazardous Material to be brought upon, kept or used in or about the Leased Premises by TENANT, TENANT’s agents, employees, contractors or invitees, except for such Hazardous Material as is necessary or useful to TENANT’s business. Any Hazardous Material permitted on the Leased Premises as provided in this Section 7, and all containers thereof, shall be used, kept, stored and disposed of in a manner that complies with all federal, state and local laws or regulations applicable to this Hazardous Material.

7.02: TENANT shall not discharge, leak or emit or permit to be discharged, leaked or emitted, any material into the atmosphere, ground, sewer system or any body of water, if that material (as is reasonably determined by the LANDLORD, or any governmental authority does or may pollute or contaminate the same, or may adversely affect: (a) the health, welfare or safety of persons, whether located on the Real Estate or in the Building or elsewhere, or (b) the condition, use or enjoyment of the Real Estate, Building or any other real or personal property. As used in the Lease, “Hazardous Material” means:

(i)                                     any “hazardous waste” as defined by the Resource Conservation and Recovery Act of 1976, as amended from time to time, and regulations promulgated thereunder;

(ii)                                  any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, and regulations promulgated thereunder;

(iii)                               and oil, petroleum products, and their by-products;

(iv)                              any substance that is toxic, ignitable, reactive, radioactive, contagious and life threatening, or corrosive and that is regulated by any local government, the State of Indiana, or the United States Government; and

(v)                                 all material or substance that is defined as “hazardous waste”, “extremely hazardous waste”, or a “hazardous substance” pursuant to state, federal or local governmental law, including, but not limited to, asbestos, polychlorobiphenyls (“PCB’s”) and petroleum products.

7.03: TENANT hereby agrees that it shall be fully liable for all costs and expenses related to the use, storage and disposal of Hazardous Material kept or brought upon the Leased Premises, and the TENANT shall give immediate notice to the LANDLORD of any violation or potential violation of the provisions of this Section 7.

7.04: TENANT shall defend, indemnify and hold harmless LANDLORD, LANDLORD’s officers, agents and employees from and against any all claims, demands, actions, causes of action, loss and liability resulting from or arising from (a) the presence, disposal, release or threatened release of any Hazardous Material, or dangerous medical waste product that is on, from or affecting the soil, water, vegetation, buildings, personal property, persons, animals or otherwise; (b) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to that Hazardous Material; (c) any lawsuit brought or threatened, settlement reached, or governmental order relating to that Hazardous Material; or (d) any violation of the laws applicable thereto caused by the TENANT. TENANT further warrants and represents that should TENANT or TENANT’s guest, customers or any other person leak, discharge, spill or dispose of any hazardous substance on said property that it will assume total financial responsibility for clean-up of said substance and further it will reimburse LANDLORD for any damage LANDLORD might incur arising from said leak, discharge, spill or disposal.

7.05. LANDLORD shall defend, indemnify and hold harmless TENANT, TENANT’s officers, agents and employees from and against any all claims, demands, actions, causes of action, loss and liability resulting from or arising from (a) the presence, disposal, release or threatened release of any Hazardous Material, or dangerous medical waste product that is on, from or affecting the soil, water, vegetation, buildings, personal property, persons, animals or otherwise; (b) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to that Hazardous Material; (c) any lawsuit brought or threatened, settlement reached, or governmental order relating to that Hazardous Material; or (d) any violation of the laws applicable thereto caused by the LANDLORD. LANDLORD further warrants and represents that should LANDLORD or LANDLORD’s guests, customers or any other person leak, discharge, spill or dispose of any hazardous substance on said property that it will assume total financial responsibility for clean-up of said substance and further it will reimburse TENANT for any damage TENANT might incur arising from said leak, discharge, spill or disposal.

7.06: The provisions of this Section 7 shall be in addition to any other obligations and liabilities TENANT or LANDLORD may have to TENANT or LANDLORD at law or equity and shall survive the transactions contemplated herein and shall survive the termination of the Lease.

8.01: MAINTENANCE OF LEASED PREMISES: Except as provided herein otherwise, the interior of the rental area shall be maintained by the TENANT, including but not limited to wall and floor coverings, painting, and regular normal maintenance of heating, air conditioning, plumbing and doors.

8.02:  Except as provided herein otherwise, the exterior of the structure shall be maintained as follows:

(a)                                  LANDLORD shall be responsible for the walls, door and window frames and seals, roof, guttering and utility connections.

(b)                                 TENANT shall be responsible for the door glass, window glass, and all exterior lighting.

8.03: Except as provided herein otherwise, mechanical, electrical, plumbing, heating and air conditioning units including repair and replacement within the Leased area shall be the responsibility of the TENANT.

8.04: Except as provided herein otherwise, maintenance and repair of grounds shall be the responsibility of the TENANT, including but not limited to, drive ways, parking areas, landscaping, sidewalks, lawn care and snow removal.

8.05: Except as provided herein otherwise, TENANT shall be responsible for any maintenance or repair not mentioned in this Lease. This is a net Lease, the intent being the rent received by the LANDLORD shall be free of any expense in connection with the care, maintenance and operation of the Leased Premises.

8.06: Except as provided herein otherwise, TENANT shall be responsible for the deductible portion of expense not covered by the casualty insurance policy should a casualty occur. The deductible portion of said policy shall be no more than One Thousand Dollars ($1000.00).

8.07: Except as provided herein otherwise, LANDLORD shall not be liable to TENANT or any other person, including the guests, customers, invitees, and employees of TENANT for any damage to their person or property caused by the failure of the TENANT to properly maintain the Leased Premises, except if the result of the LANDLORD’s negligence or intentional acts or omission.

9.01: DESTRUCTION: If the Leased Premises should be damaged or destroyed by fire or other cause to such an extent that the cost of repair and restoration would be more than fifty percent (50%) of the amount it would cost to replace the Leased Premises in their entirety at the time such damage or destructing took place, then LANDLORD shall have the right to cancel this Lease by giving TENANT notice of such election within thirty (30) days after the occurrence of such damage or destruction and this Lease shall terminate as of fifteen (15) days after the date such notice is given.

9.02: If LANDLORD fails to exercise this option to terminate then LANDLORD shall at LANDLORD’s expense promptly repair and restore the Leased Premises to substantially the same condition they were in prior to the damage or destruction. The LANDLORD shall at LANDLORD’s expense promptly repair and restore the Leased Premises to substantially the same condition it was in prior to the damage or destruction, commencing such within thirty (30) days after the occurrence of such damage or destruction, and diligently finishing the same in not greater than one hundred twenty (120) days after the deadline for said option expires.

9.03: If the Leased Premises should be damaged by fire or other causes to such an extent that the costs of repair and restoration would be less than fifty percent (50%) of the amount it would cost to replace the Leased Premises in their entirety at the time such damage or destruction took place, then this Lease shall not terminate and the LANDLORD shall at LANDLORD’s expense promptly repair and restore the Leased Premises to substantially the same condition it was in prior to the damage or destruction, commencing such within thirty (30) days after the occurrence of such damage or destruction, and diligently finishing the same in not greater than one hundred twenty (120) days.

9.04: In the event the Leased Premises are damaged or destroyed, the rents herein provided, or a fair and equitable portion thereof shall be abated until such time as the Leased Premises are repaired and restored. The term of this Lease shall be extended for a period equal to the period during which there has been a complete abatement of rent.

9.05: The opinion of an architect or registered engineer appointed by LANDLORD and TENANT as to the costs or repair, restoration or replacement shall be controlling upon the parties. LANDLORD’s obligation to restore or repair does not include fixtures or improvements installed or owned by TENANT. The provisions of this Section are not intended to limit, modify or release TENANT from any liability it may have for damage or destruction.

10.01: CONDEMNATION: If the whole of the Leased Premises shall be condemned or taken either permanently or temporarily for any public or quasi-public use or purpose, under any statute or by right of eminent domain, or by right of private purchase in lieu thereof, then and in that event, the term of this Lease shall cease and terminate from the date of possession of the Leased Premises by such condemning authority. In the event a portion only of the Leased Premises or a portion of the Building shall be so taken (even though the Leased Premises may not have been affected by the taking of some other portion of the Building), either party may elect to terminate this Lease from the date of title vesting and such proceeding or purchase, or LANDLORD may elect to repair and restore, at LANDLORD’s own expense, the portion not taken and thereafter the rent shall be reduced proportionately (ie. based on the ratio that the square feet of the Leased Premises immediately prior to such condemnation bears to the square feet of the Leased Premises remaining thereafter). If twenty five percent (25%) or more of the floor area of the Leased Premises shall be so taken, TENANT may cancel and terminate this Lease effective as of the date possession of such portion condemned shall be taken by such condemning authority, provided that such option to cancel is exercised within sixty (60) days of the receipt of notice by TENANT to the effect that such condemnation exceeds twenty five percent (25%) of the floor area of the Leased Premises. Both TENANT and LANDLORD shall cooperate with one another in such condemnation and shall execute all documents required to that end.

11.01: LIENS: TENANT agrees to pay promptly for any work contracted for by TENANT or done for TENANT’s account (or material furnished therefor) in, on or about the Leased Premises. TENANT shall not permit or suffer any lien to attach to the Leased Premises and shall promptly cause any such lien or Statement of Intention to Hold a Mechanic’s Lien or any other claim therefor, to be released. If a Statement of Intention to hold a Mechanic’s Lien or other claim of a mechanic’s lien is filed,

LANDLORD, at LANDLORD’s option, may compel the prosecution of an action for pursuit or foreclosure of such mechanic’s lien filing by the lienor.

11.02: In the event TENANT contests any such claim, TENANT agrees to indemnify LANDLORD and, if requested by LANDLORD, to deposit or escrow with LANDLORD cash or surety bond in form and with a company satisfactory to LANDLORD in an amount equal the amount of such contested claim. Any escrow of cash pursuant to this provision shall be deposited in a separate interest-bearing escrow account with the LANDLORD’s attorney and not commingled. Interest earned shall be at the highest rate reasonably achievable and any such interest earned shall be paid to the TENANT when the escrow funds are returned to TENANT upon TENANT’s successful discharge of such lien. Otherwise, said interest shall be paid to the LANDLORD. If TENANT shall fail to cause such lien forthwith to be so discharged or bonded after being notified of the filing thereof, then this Lease shall be deemed in default and in addition to any other right or remedy of LANDLORD, LANDLORD may discharge the same by paying the amount claimed to be due, and the amount so paid by LANDLORD together with LANDLORD’s attorneys’ fees and interest therein at eighteen percent (18%) per annum or the highest annual interest rate permitted under applicable law.

11.03: Nothing in this Lease shall be deemed or construed to constitute consent to or request to any party for the performance of any labor or services, or the furnishing of any materials for the improvement, alteration or repairing of the Leased Premises; nor as giving TENANT the right of authority to contract for, authorize or permit the performance of any labor or services or the furnishings of any material that would permit the attaching of a valid Mechanic’s Lien or other lien right.

11.04: TENANT’s obligation to observe and perform any of the provisions of this Article 10 shall survive the expiration of the term hereof or the earlier termination of this Lease. TENANT and LANDLORD shall immediately give the other party written notice of the recording of any lien or other claim of and against the Leased Premises in connection with any work done by or at the direction of either party.

12.01: EVENTS OF DEFAULT BY TENANT:  Any of the following shall be deemed an Event of Default:

(a)                                  The failure to pay any installment of rent when the same becomes due and the failure continues for five (5) days after written notice thereof is given to TENANT.

(b)                                 TENANT’s failure to perform or observe any other covenant, term or condition of this Lease to be performed or observed by TENANT, and if curable, the failure continues for fifteen (15) days after written notice thereof is given to TENANT.

(c)                                  Abandonment of the Leased Premises.

(d)                                 Any petition is filed by or against TENANT in bankruptcy and not dismissed within thirty days after said filing thereof, or TENANT takes advantage of any debtor relief after the filing thereof under any present or future law, whereby the Lease payment hereunder or any part thereof is or is imposed to be reduced or deferred, or TENANT becomes insolvent, or a receiver is appointed for a substantial part of TENANTS assets.

13.01: LANDLORD’S REMEDIES: Upon the occurrence of any Event of Default, LANDLORD may, at LANDLORD’s option, in addition to any other remedy or right LANDLORD has hereunder or by law: (1) Re-enter the Leased Premises, without demand or notice, and resume possession by an action in law or equity or by force or otherwise, and without being liable in trespass for any damages and without terminating this Lease. LANDLORD may remove all persons and property from the Leased Premises and such property may be removed and stored at the cost of TENANT. (2) Terminate this Lease at any time upon the date specified in a notice to TENANT. TENANT’s liability for damages shall survive such termination. Upon termination, such damages recoverable by LANDLORD from TENANT shall, at LANDLORD’s option, be either an amount equal to “Liquidated Damages” or an amount equal to “Indemnity Payments”.

13.02: “Liquidated Damages” means an amount equal to the excess of the rentals provided for in this Lease which would have been payable hereunder by TENANT, had this Lease not so terminated, for the period commencing with such termination and ending with the date set for the expiration of the original term granted, (hereinafter referred to as “Unexpired Term”). Said total Liquidated Damages are due and pay immediately; provided however, the LANDLORD shall retain a duty to mitigate LANDLORD’s damages and accordingly, to the extent the LANDLORD later recovers rentals from another within said original term of this Lease, such rental as recovered shall be refunded and promptly reimbursed to TENANT.

13.03: “Indemnity Payments” means an amount equal to the rent and other payments provided for in this Lease which would have become due and owing thereunder from time to time during the Unexpired Term plus the cost and expenses paid or incurred by LANDLORD from time to time in connection with:

(a)                                  Obtaining possession of the Leased Premises;

(b)                                 Removal and storage of TENANT’s or other occupant’s property;

(c)                                  Care, maintenance and repair of the Leased Premises while vacant;

(d)                                 Reletting the whole or any part of the Leased Premises;

(e)                                  Repairing, altering, renovating, partitioning, enlarging, remodeling or otherwise putting the Leased Premises, either separately or as part of larger Leased Premises, into condition acceptable to, and necessary to obtain new tenants; and

(f)                                    Making all repairs, alterations and improvements required to be made by TENANT hereunder and performing all covenants of the TENANT relating to the condition of the Leased Premises, less the rent and other payments, if any, actually collected and allocable to the Leased Premises or to the portions thereof relet by LANDLORD. TENANT shall on demand make Indemnity Payments monthly and LANDLORD can sue for all Indemnity Payments as they accrue;

provided however, the LANDLORD shall retain a duty to mitigate LANDLORD’s damages and accordingly, to the extent the LANDLORD later recovers rentals from another within said original term of this Lease, such rental as recovered shall be refunded and promptly reimbursed to TENANT.

14.01: EVENTS OF DEFAULT BY LANDLORD:  Any of the following shall be deemed a LANDLORD Event of Default:

(a)                                  LANDLORD’s failure to perform or preserve any covenant, term or condition of this Lease to be performed or observed by the TENANT,  where such failure continues forth fifteen (15) days after written notice thereof is give to the LANDLORD.

(b)                                 Any petition that is filed by or against LANDLORD in bankruptcy and is not dismissed within thirty (30) days after said filing thereof, or LANDLORD takes advantage of any relief after the filing thereof under any present or future law, whereby the lease obligations, covenants, terms or condition imposed thereunder are reduced or deferred, or LANDLORD becomes insolvent or a receiver is appointed for a substantial part of LANDLORD’s assets.

15.01: TENANT’S REMEDIES: Upon the occurrence of any LANDLORD Event of Default, TENANT may, at TENANT’s option, in addition to any other remedy or right it has hereunder or by law, without being obligated and without waiving such rights, cure such default and apply the cost of curing said default against the rent due under this Lease or the purchase price as set forth under the option to purchase granted herein.

16.01: ATTORNEY’S FEES: In the event of any arbitration or litigation between the parties hereto involving this Lease or the respective rights of the parties hereunder, the party who is unsuccessful in such arbitration or litigation shall pay to the successful party reasonable attorney fees, court costs and expenses of such arbitration or litigation incurred by such successful party.

17.01: ACCESS BY LANDLORD TO LEASED PREMISES: LANDLORD, LANDLORD’s Agents, and LANDLORD’s prospective tenants, purchasers or mortgages shall be permitted to inspect and examine the Leased Premised at all reasonable times, upon twenty-four (24) hours advance written notice, unless entry and inspection is made necessary for the LANDLORD by an emergency, whereupon no advance notice will be required of the LANDLORD. LANDLORD shall have the right to make any repairs to the Leased Premises which LANDLORD may deem necessary, but this provision shall not be construed to require LANDLORD to make repairs except as is otherwise required hereby. For a period commencing three (3) months prior to the expiration of the term of this Lease, LANDLORD may maintain “For Rent/Sale” signs on the front or on any part of the Leased Premises.

18.01: QUIET ENJOYMENT: If TENANT shall perform all of the covenants and agreements herein provided to be performed on TENANT’s part, TENANT shall, at all times during the term, have the peaceable and quiet enjoyment of possession of the Leased Premises without any manner of hindrance from LANDLORD or any parties lawfully claiming under LANDLORD.

19.01: EXCULPATION: TENANT agrees that it shall look solely to the estate and property of the LANDLORD in the Leased Premises and any tracts of land owned by the LANDLORD in said Burkhardt Crossing Subdivision, for the collection of any judgement requiring the payment of money by LANDLORD with respect to any of the terms, covenants and conditions of this Lease to be observed and or preformed by LANDLORD and no other property or assets of LANDLORD shall become subject to levy, execution, attachment or other enforcement procedure for the satisfaction of the remedies.

20.01: GENERAL AGREEMENT OF PARTIES: This Lease shall extend to and be binding upon the heirs, personal representatives, successors and assigns of the parties. This provision, however, shall not be construed to permit the assignment of this Lease, except as may be permitted herein.

21.02: When applicable, use of the singular form of any work shall mean or apply to the plural and the neuter form shall mean or apply to the feminine or masculine. The captions and article numbers appearing in this Lease are inserted only as a matter of convenience and are not intended to define, limit, construe or describe the scope or intent of such provisions. No waiver by TENANT or LANDLORD of any Event of Default shall be effective unless in writing, nor operate as a waiver of any default or of the same default on a future occasion.

22.01: NOTICES: All notices to be given under this Lease shall be in writing, and shall be deemed to have been given and served when delivered in person, by UPS, Federal Express (or similar overnight carrier), via facsimile transmission, or by United States mail, postage pre-paid to the addressee at the following addresses:

TO LANDLORD:	Attention: Robert Woodward, Jr. Woodward, LLC. 7321 Eagle Crest Boulevard Evansville, Indiana 47715 Facsimile Number: 812-473-0623

TO TENANT:	Attention: Chief Financial Officer Accuride Corporation 2315 Adams Lane P. O. Box 40 Henderson, Kentucky 42419-0040 Facsimile Number: (502) 827-6814

COPY TO:	Attention: G. Michael Schopmeyer, Esq. Kahn, Dees, Donovan & Kahn, LLP 305 Fifth and Main Building P. O. Box 3646 Evansville, Indiana 47735-3646 Facsimile Number (812) 423-3841

Any party may change its mailing address by serving written notice of such change and of such new address upon the other party.

23.01: UTILITIES:  The payment of the utilities shall be the responsibility of the party indicated below:

Gas and oil to Leased area shall be paid by:	TENANT
Electricity to Leased area shall be paid by:	TENANT
Water to Leased area shall be paid by:	TENANT

24.01: TAXES AND INSURANCE: The payment of real property taxes and fire, casualty and extended coverage property insurance, including earthquake and “all risk” liability coverage, which LANDLORD shall secure, in the coverage amount of Four Million Five Hundred Thousand and 00/100th Dollars ($4,500,000.00) on the property, shall be the responsibility of the TENANT. Said coverage shall be purchased through an underwriter agree upon by the parties and both TENANT and LANDLORD shall be listed as named or additional insured. This insurance shall not be subject to cancellation except after at least thirty (30) days advance written notice to both parties. LANDLORD shall pay the tax and insurance bills and shall immediately send proof of payment to TENANT. TENANT shall within ten days of receipt of said proof repay LANDLORD for said expense. Payment of tax bills shall be made in a timely fashion that gives the TENANT the benefit of any available discounts. TENANT shall be responsible for all tax and insurance bills received during the term of the Lease, beginning with the first bill received after TENANT’s initial occupancy of the Leased Premises. TENANT shall be responsible for maintaining TENANT’s own insurance on TENANT’s property, furniture and fixtures, and TENANT improvements made to Leased Premises. Both the TENANT and LANDLORD shall have the right to appeal or challenge any property tax assessment with respect to the Leased Premises. The parties hereby covenant and agree to cooperate with the other party in the event any such appeal or challenge of the property tax assessment is raised in an effort to reduce the property tax assessed for the Leased Premises.

25.01: RENEWAL OF LEASE: Upon the expiration of the initial term of this Lease or the first renewal hereof, in the event that there is not a pending a breach of this Lease, TENANT shall have the right to renew this Lease for two (2) additional periods of five years each. For each renewal, thereafter the rent shall be adjusted to reflect a 15% increase in the monthly lease amount. TENANT shall give LANDLORD written notice 180 days in advance of any Lease expiration of TENANT’s intent to renew said Lease.

25.02: TENANT’s failure to provide LANDLORD written notice of intent to renew 180 days prior to Lease expiration shall relieve LANDLORD of any and all responsibility to renew TENANT’s Lease.

26.01: INDEMNITY OF LANDLORD: TENANT shall indemnify and save harmless LANDLORD against and from (i) any and all claims against LANDLORD of whatever nature arising from any act, omission or negligence of TENANT, TENANT’s contractors, licensees, agents, servants, employees, invitees and/or visitors, (ii) all claims against LANDLORD arising from any accident, injury or damage whatsoever caused to any person or to property of any person and occurring during this Lease in, around or about the Leased Premises, arising from any act, omission or negligence of TENANT, TENANT’s contractors, licensees, agents, servants, employees, invitees and/or visitors, (iii) all claims against LANDLORD arising from any accident, injury or damage occurring outside of the Leased Premised, but within or about the Leased Premises and Building where such accident, injury or damage results or is caused by an act of omission of TENANT, TENANT’s contractors, licensees, agents, servants, employees, invitees and/or visitors, and (iv) any breach, violation or non-performance of any of the terms, covenants and conditions contained in this Lease on the part of TENANT to be fulfilled, kept, observed and performed. This indemnity and hold harmless covenant shall include indemnity from and against any and all liability, fines, suits, demands, costs and expenses (including attorneys’ fees and disbursements) of any kind or nature incurred in connection with any such claim or proceeding brought thereon, and the defense thereof by the LANDLORD including attorneys fees. This indemnity and hold harmless covenant shall survive the termination of this Lease for acts or omissions alleged to have occurred during the Lease term and for any period of time prior to the commencement of the Lease term during which TENANT was given access to the Leased Premises.

27.01: INDEMNITY OF TENANT: LANDLORD shall indemnify and save harmless TENANT against and from (i) any and all claims against TENANT of whatever nature arising from any act, omission or negligence of LANDLORD, LANDLORD’s contractors, licensees, agents, servants, employees, invitees and/or visitors, (ii) all claims against TENANT arising from any accident, injury or damage whatsoever caused to any person or to property of any person and occurring during this Lease in, around or about the Leased Premises, arising from any act, omission or negligence of LANDLORD, LANDLORD’s contractors, licensees, agents, servants, employees, invitees and/or visitors, (iii) all claims against TENANT arising from any accident, injury or damage occurring outside of the Leased Premised, but within or about the Leased Premises and Building where such accident, injury or damage results or is caused by an act of omission of LANDLORD, LANDLORD’s contractors, licensees, agents, servants, employees, invitees and/or visitors, and (iv) any breach, violation or non-performance of any of the terms, covenants and conditions contained in this Lease on the part of LANDLORD to be fulfilled, kept, observed and performed. This indemnity and hold harmless covenant shall include indemnity from and against any and all liability, fines, suits, demands, costs and expenses (including attorneys’ fees and disbursements) of any kind or nature incurred in connection with any such claim or proceeding brought thereon, and the defense thereof by the TENANT including attorneys fees. This indemnity and hold harmless covenant shall survive the termination of this Lease for acts or omissions alleged to have occurred during the Lease term and for any period of time prior to the commencement of the Lease term during which LANDLORD was given access to the Leased Premises.

28.01: LIABILITY INSURANCE: The TENANT agrees to carry public liability insurance with a company or companies qualified to engage in the insurance business within the State of Indiana, wherein LANDLORD and TENANT shall be named as parties insured and shall provide that the insurer may not cancel or materially alter the coverage without ten (10) days prior written notice to LANDLORD.

28.02: Said public liability insurance shall cover any and all liability occurring on the Leased Premises or upon the public ways adjoining the Leased Premises, and the combined single limit (bodily injury and property damage) of said insurance shall not be less than One Million Dollars ($1,000,000.00) and such minimal amounts of insurance shall not be changed without the prior written consent of LANDLORD. The premiums for all of the aforesaid public liability insurance shall be paid by TENANT and TENANT shall furnish LANDLORD with certificates of such insurance and evidence that such policies are in full force and effect and that the premiums are fully paid throughout the term of this Lease.

29.01: BILLBOARD REMOVAL AND RESTRICTIVE COVENANTS: The LANDLORD agrees to cause, before the commencement of this Lease, the removal of the two (2) billboards located along

I-164 south of Lot 4 in the Burkhardt Crossing Subdivision, and cause restrictive covenants running with the land to be recorded barring all current and future titleholders from the erection of any new billboards on Lots 4 through 14. “Billboards” as used in this provision shall have the same meaning as defined under the Vanderburgh Zoning Code.

29.02: The LANDLORD agrees to cause, to the acceptance of TENANT’S legal counsel, before December 1, 1998, restrictive covenants or obtain a first right of refusal running with the land to be recorded restricting the use of Lots 7, 8, 9, 13 and 14 of said Subdivision to uses limited to the following category of uses:

•                                          Office buildings;

•                                          Exercise or sports clubs; or

•                                          Mobil three-star or three diamond or greater rated hotels.

In the event any such acceptable use of said Subdivision lots is deemed at the TENANT’S discretion to be unappealing to the Leased Premises, LANDLORD agrees it will cause to be planted and maintained a staggered double row of not less than three-inch caliber white pine trees along the boundary line bordering such offensive use.

30.01: CONSTRUCTION OF LEASED PREMISES: The LANDLORD shall, on or before November 1, 1999, construct the Leased Premises according to the Work Letter Agreement which is attached hereto as Exhibit “C” and made a part hereof. Notwithstanding anything herein to the contrary, all of the improvements constructed pursuant to said Work Agreement shall be fully warranted against any defects for a period of two (2) years from the completion of said construction. Notwithstanding any provision herein to the contrary, the LANDLORD warrants that the Leased Premises meet the requirements of the Americans With Disabilities Act for all portion of the Lease Premises, LANDLORD has constructed throughout the term of this Lease. The LANDLORD shall purchase and maintain throughout the term of any construction of the Leased Premises, Builder’s Risk insurance coverage with an insurance carrier and liability limitations and deductibles acceptable to both parties.

31.01: EXPANSION OF PREMISES: The LANDLORD agrees that at the TENANT’s option, at any time during the first seven (7) years of the term of this Lease, elect to have the Leased Premises expanded by not less than ten thousand (10,000) square feet and not more than fifteen thousand (15,000) square feet. Upon such election by the TENANT, the LANDLORD shall diligently complete such expansion within eight (8) months. Such expansion shall be performed by the LANDLORD consistent with the Work Letter Agreement and other terms and conditions contained herein, including but not limited to the Construction of Leased Premises clause set forth in this Lease. The other terms and conditions of this Lease, including the per square foot rental rate and per square foot option purchase price, shall remain the same for such expanded premises as for the Leased Premises described in this Lease; provided however, the term of this Lease and all renewal rights set forth hereunder shall be extended out for a period of five (5) years from the date of completion of such expansion.

32.01: APPLICABLE LAW:  This Lease shall be interpreted and enforced according to laws of the State of Indiana.

33.01: OPTION TO PURCHASE: LANDLORD grants to TENANT the option to purchase the Lease Premises upon the terms and conditions set forth in the attached Exhibit “D” which is attached hereto and made a part hereof. The TENANT’s election to exercise this option shall be evidenced by written notice delivered to the LANDLORD, not sooner than the ninth (9th) anniversary, but before the tenth (10th) anniversary, of the commencement of this Lease and prior to the expiration of this Lease Term. The TENANT’s right to exercise the Option to Purchase herein granted is conditioned upon the TENANT having paid all rent due hereunder current through the date of exercising this Option.

34.01: ARBITRATION: Any and all disputes arising relating to the Agreement shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and any judgment or award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding said Rules, any arbitration hearing to take place hereunder shall be conducted in Evansville, Indiana, before one (1) arbitrator who shall be an attorney from Indianapolis, Indiana, and who has substantial experience in real estate law issues. However, neither party shall institute an arbitration, or any other proceeding to resolve such disputes between the parties before that party has sought to resolve disputes through direct negotiation with the other party. If disputes are not resolved within three (3) weeks after a demand for direct negotiation, the parties shall attempt to resolve disputes through mediation conducted in Evansville, Indiana. If the parties do not agree on mediator within ten (10) days, either party may request the American Arbitration Association to appoint a mediator who shall be an attorney from Indianapolis, Indiana, and who has substantial experience in real estate law issues. If the mediator is unable to facilitate a settlement of disputes within forty-five (45) days, the mediator shall issue a written statement to the parties to that effect and the aggrieved party may then seek relief through arbitration as provided above. The fees and expenses of the mediator shall be split and paid equally by each of the parties. In the event of any arbitration between the parties hereto involving this Agreement or the respective rights of the parties hereunder, the party who does not prevail in such arbitration shall pay to the prevailing party reasonable attorneys’ fees, costs and expenses of such arbitration incurred by the prevailing party. Each party hereby consents to a single, consolidated arbitration proceeding of multiple claims, or claims involving more than two (2) parties. Either party may apply to any court of competent jurisdiction for injunctive relief or other interim measures in aid of the arbitration proceedings or to enforce the arbitration award, but not otherwise, and the non-prevailing party shall be responsible for all costs thereof, including but not limited to attorney fees. Any such application to a court shall not be deemed incompatible or a waiver of this section. The arbitrator shall be required to make written findings of fact and conclusions of law to support their award. Notwithstanding anything to the contrary in the Commercial Arbitration Rules and supplementary procedures, the arbitrator shall not be authorized or empowered to award punitive damages or damages in excess of the amounts set forth within this Agreement, and the parties expressly waive any claim to such damages.

35.01: RECORDING: The LANDLORD and TENANT hereby agree that prior to, at the commencement of, or during the term of this Lease, at the request of the other party, they will execute, acknowledge and deliver a Short Form Lease and the Option to Purchase contained herein for recording in the Office of the Recorder of Vanderburgh County, Indiana. Recording fees and any other costs associated therein shall be paid by the party requesting such Short Form Lease.

36.01: TITLE INSURANCE: The LANDLORD shall furnish to TENANT a Commitment for Title Insurance from Evansville Titles Corp., Lawyers Title Insurance Company, or Ticor Title Insurance

Company, insuring the TENANT’s leasehold interest to the satisfaction of TENANT’s legal counsel. To the extent there are subrogation of mortgages or other non-disturbance agreements that must be procured in order to affect clean title for purposes of this Lease and the Option to Purchase contained herein, the LANDLORD shall be responsible for such expenses and fees attributable to assure priority and marketability of the title thereto. The LANDLORD shall pay the portion of the title insurance cost of the service which is equivalent to the abstract extension with TENANT to pay the balance of the title insurance costs. Such Commitment for Title Insurance shall be secured promptly upon execution of this Lease. Should LANDLORD be unable to convey marketable title as required by this Lease, and the defect or defects are not waived by TENANT, LANDLORD’s sole obligation shall be to return promptly return any sums expended by TENANT relating to this Lease, providing however, that TENANT shall have the right to pay and satisfy any existing liens not otherwise assumed by LANDLORD and deduct the same from the purchase price. If the LANDLORD refuses to perform as required, TENANT may pursue all available legal and equitable remedies to cure such title defects, if the TENANT chooses not to terminate this Lease.

37.01: FORCE MAJEURE: This Lease and terms and conditions hereunder shall in no way be affected, impaired or excused because either party is unable to fulfill any of its obligations under this Lease, or to supply, or is delayed in supplying, any service, expressly or impliedly to be supplied hereunder, if either party is prevented or delayed from doing so by reason of strikes or labor troubles or any outside cause or force majeure of any kind whatsoever, including, but not limited to, governmental preemption in connection with a national emergency, or by reason of any rule, order or regulation of any department or subdivision of any governmental agency, or by reason of supply and demand which have been affected or are affected war or other emergency; provided however, rent as provided for under this Lease shall appropriately abate during such period of delay.

37.01: MISCELLANEOUS: All time limits stated in this Lease are of the essence of this Contract and essential to the performance hereof. In the event that any of the provisions of this Lease shall be held by a court or other tribunal of competent jurisdiction to be unenforceable, such provision shall be enforced to the fullest extent permissible and the remaining portion of this Lease shall remain in full force and effect. This Lease may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The recitals set forth in the above preamble are incorporated herein by this reference and made a part of this Agreement. All headings set forth herein are included for the convenience of reference only and shall not affect the interpretation hereof, nor shall any weight or value be given to the relative position of any part or provision hereof in relation to any other provision in determining such construction. This instrument is the final agreement, contains the entire, complete and exclusive agreement between the parties concerning the lease of the Real Estate, and supersedes all prior oral or written understandings, agreements or contracts, formal or informal, between the parties. THIS PROVISION, AND EACH AND EVERY OTHER PROVISION OF THIS LEASE MAY NOT UNDER ANY CIRCUMSTANCES BE MODIFIED, CHANGED, AMENDED OR PROVISIONS HEREUNDER WAIVED VERBALLY, BUT MAY ONLY BE MODIFIED, CHANGED, AMENDED OR WAIVED BY A LEASE IN WRITING EXECUTED BY ALL PARTIES HERETO.

IN WITNESS WHEREOF, LANDLORD and TENANT have executed this Lease on this 26th day of October, 1998, and if this Lease is executed in counterparts, each shall be deemed an original.

ACCURIDE CORPORATION		WOODWARD, LLC

By:	/s/ William P. Greubel	By:	/s/ Robert G. Woodward, Jr.
	William P. Greubel, President and Chief Executive Officer		Robert G. Woodward, Jr.

LEASE ASSIGNMENT

As of August 29, 2002, Woodward LLC assigned the following Lease to Thomas B. Logan, Mark B. Logan, Steven W. Kahre and Evan L. Beck to do business as Viking Properties, LLC.

Woodward, LLC assigns the Lease for the real estate located at 7140 Office Circle, Evansville, IN 47715, commonly referred to as the Accuride Building.

/s/ Robert G. Woodward, SR	8/27/02
Robert G. Woodward, SR	Date
Manager
Woodware, LLC

/s/ Evan L. Beck	8/30/—
Evan L. Beck	Date
Viking Properties, LLC

SECOND ADDENDUM TO LEASE AGREEMENT

WITH OPTION TO PURCHASE

THIS SECOND ADDENDUM TO LEASE AGREEMENT WITH OPTION TO PURCHASE (“Second Addendum”), is effective as of November 1, 1999 by and between WOODWARD, LLC, an Indiana limited liability company (“LANDLORD”), and ACCURIDE CORPORATION, a Delaware corporation (“TENANT”).

WITNESSETH THAT:

WHEREAS, LANDLORD and TENANT entered into a Lease Agreement with Option to Purchase dated as of October 26, 1998 (the “Lease”) for certain real estate commonly known as Office Circle Fronting I-164, which is more particularly described in the Exhibit “A” made a part hereof (the “Leased Premises”); and

WHEREAS, the term of the lease began on November 1, 1999 and will end on October 31, 2009; and

WHEREAS, LANDLORD and TENANT have entered into a First Addendum to Lease Agreement with Option to Purchase dated as of January 6, 1999 (the “First Addendum”) in which LANDLORD assigned to TENANT the right to enforce certain restrictive covenants running in favor of the Leased Premises; and

WHEREAS, LANDLORD represents and warrants it has purchased the Additional Real Estate (as defined below); and

WHEREAS, LANDLORD desires to lease to TENANT and TENANT desires to lease from LANDLORD the Additional Real Estate; and

WHEREAS, LANDLORD and TENANT desire to amend the Lease to include the Additional Real Estate, upon the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by both parties hereto, the parties agree as follows:

1)                   Leased Premises.  The “Leased Premises” is hereby amended to include Lot 9 in Burkhardt Crossing, an addition lying near the City of Evansville, as per plat thereof, recorded in Plat Book P, Page 134 in the office of the recorder of Vanderburgh County, Indiana, containing 1.04 acres of land, more or less (the “Additional Real Estate”).

2)                   Monthly Rental.  The monthly rental amount contained in Section 1.01 of the Lease is hereby deleted and amended to read as follows:

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“Months 1 thru 60:                                           The monthly rental amount shall be the sum of Forty One Thousand One Hundred Six and 00/100ths Dollars ($41,106.00) per month.  Fourteen and 33/100ths Dollars ($14.33) per square foot.

Months 61 thru 120:                                     The monthly rental amount shall be the sum of Forty Five Thousand Two Hundred Seventeen and 00/100ths Dollars ($45,217.00) per month, representing an annual rate of Fifteen and 76/100ths Dollars ($15.76) per square foot.”

3)                   Option to Purchase.  Exhibit “D” to the Lease regarding the Option to Purchase is hereby amended to delete paragraph 1 and amend said paragraph to read as follow:

“1.  PURCHASE PRICE.  Except as provided under paragraph 31.01 of said Lease, the net purchase price of the Leased Premises shall be the sum of Four Million Nine Hundred Thirty Thousand and 00/100ths Dollars ($4,930,000.00) (“Purchase Price”); provided, however, the Purchase Price shall be Five Million Two Hundred Thirty Thousand and 00/100ths Dollars ($5,230,000.00) if this Lease is being exercised by any assignee or subleasee of the Lease.”

4)                   Title Insurance.  Pursuant to Section 36.01 of the Lease, LANDLORD shall furnish TENANT a Commitment for Title Insurance for the Additional Real Estate as provided in the Lease.

5)                   Novation; Controlling Effect.  This Second Addendum constitutes a revision only, and shall not constitute or effect a novation of the Lease or First Addendum.  Except herein provided, all of the terms and conditions of the Lease and the First Addendum are in all respects ratified, approved and confirmed and shall remain in full force and effect, and the terms of the same, as amended, shall apply to the creation, execution and interpretation of this Second Addendum.

6)                   Miscellaneous.  This Second Addendum along with the Lease and the First Addendum and all previous amendments thereto are the final agreement and contain the entire, complete and exclusive agreement between the parties regarding the matters addressed therein.   The recitals set forth in the above preamble are incorporated herein by this reference and made a part of this Second Addendum.  NO PROVISION OF THIS SECOND ADDENDUM MAY BE MODIFIED, CHANGED, AMENDED OR WAIVED EXCEPT BY A WRITTEN AGREEMENT EXECUTED BY THE PARTIES.

IN WITNESS WHEREOF, the parties have executed this Second Addendum effective as of the date first above written.

WOODWARD, LLC		ACCURIDE CORPORATION

By:	/s/ Robert G. Woodward	By:	/s/ Terrence J. Keating
	Robert G. Woodward, Member	Terrence J. Keating, President & CEO
	”LANDLORD”	“TENANT”

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